Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statements Nos. 333-161849, 333-117368, 333-146321, 333-188622 and 333-223534 on Form S-8 and Registration Statement No. 333-226628 on Form S-3ASR of our reports dated February 28, 2019, relating to the consolidated financial statements of Callaway Golf Company (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Callaway Golf Company for the year ended
December 31, 2018.
/s/ Deloitte & Touche LLP
Costa Mesa, California
February 28, 2019